UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2016

Aquinox Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36327	98-0542593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 - 887 Great Northern Way,

Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (604) 629-9223

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Aquinox,” “we,” “us” and “our” refer to Aquinox Pharmaceuticals, Inc.

Item 1.01	Entry into a Material Definitive Agreement.

On September 19, 2016, in connection with the offering reported under Item 8.01 below, we entered into a registration rights agreement (the “Registration Rights Agreement”) with 667, L.P. and Baker Brothers Life Sciences, L.P. (the “Baker Entities”), each of which is an existing stockholder of Aquinox. Under the Registration Rights Agreement, we agreed that, if at any time and from time to time after December 19, 2016, the Baker Entities demand that we register their shares of our common stock, par value $0.000001 per share (“Common Stock”) for resale under the Securities Act of 1933, as amended (the “Securities Act”), we would be obligated to effect such registration. Our registration obligations under the Registration Rights Agreement cover all shares of Common Stock now held or hereafter acquired by the Baker Entities (including shares acquired in the offering reported under Item 8.01 below), will continue in effect for up to ten years, and include our obligation to facilitate certain underwritten public offerings of our Common Stock by the Baker Entities in the future. The foregoing is only a brief description of the terms of the Registration Rights Agreement, does not purport to be a complete statement of the rights and obligations of the parties under the Registration Rights Agreement and the transactions contemplated thereby, and is qualified in its entirety by reference to the Registration Rights Agreement that is filed as Exhibit 10.1 hereto.

Item 8.01	Other Events.

On September 19, 2016, we entered into an underwriting agreement (the “Underwriting Agreement”) with Leerink Partners LLC, as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale (the “Offering”) of 5,350,000 shares of our Common Stock. The price to the public in the Offering is $12.25 per share, and the Underwriters have agreed to purchase the shares from us pursuant to the Underwriting Agreement at a price of $11.515 per share. The net proceeds to Aquinox from this Offering are expected to be approximately $61.3 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. The Underwriters have a 30-day option to purchase up to an additional 802,500 shares of common stock. All of the shares in the offering are being sold by us.

The Offering is being made pursuant to our effective registration statement on Form S-3 (Registration Statement No. 333-208651) previously filed with the Securities and Exchange Commission and a prospectus supplement thereunder.

The Underwriting Agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of Aquinox and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Underwriting Agreement is filed as Exhibit 1.1 to this report, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Number	Description

1.1	Underwriting Agreement, dated September 19, 2016, by and between Aquinox Pharmaceuticals, Inc. and Leerink Partners LLC, as representative of the several underwriters named therein

5.1	Opinion of Cooley LLP

10.1	Registration Rights Agreement, dated September 19, 2016, by and between Aquinox Pharmaceuticals, Inc. and the persons listed on Schedule A attached thereto

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Aquinox Pharmaceuticals, Inc.

By:	/s/ Kamran Alam
Name:	Kamran Alam
Title:	Chief Financial Officer

Date: September 20, 2016

INDEX TO EXHIBITS

Number	Description

1.1	Underwriting Agreement, dated September 19, 2016, by and between Aquinox Pharmaceuticals, Inc. and Leerink Partners LLC, as representative of the several underwriters named therein

5.1	Opinion of Cooley LLP

10.1	Registration Rights Agreement, dated September 19, 2016, by and between Aquinox Pharmaceuticals, Inc. and the persons listed on Schedule A attached thereto

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)